Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: September 4, 2008

Double Eagle Petroleum Co. Reports Record Production Results and Provides Rockies Outlook

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company continues to recognize a record level of production, driven primarily by the results from its operated properties in its Catalina Unit in the Atlantic Rim of Wyoming. The Company projects total net production for the month of August 2008 of approximately 750 Mmcfe (approximately 24 Mmcfe per day), an increase of 186% over August 2007 and an increase of 20% over July 2008.

This increase is primarily attributable to the success of the Company’s new wells drilled in the Catalina Unit and increased production in the Pinedale Anticline. The production results from the Catalina Unit are detailed in the following table.

	Total Catalina Unit Gross	Total Catalina Unit
Net
to DBLE Interest
August 2008 production	767.0 Mmcf	462.2 Mmcf
Increase over August 2007	357%	243%
Daily Prod for August 2008	24.7 Mmcf/d	14.9 Mmcf/d

On a per well basis, gross production from the Catalina Unit for August 2008 averaged 538 Mcf per well per day for the 46 wells producing during the month versus 387 Mcf per well per day for the 14 wells producing in August 2007. This represents an increase of 39% over the prior year average per well.

At the Pinedale Anticline, 18 new wells have been completed and brought on-line through August 2008. Based upon operator projections, daily production net to Double Eagle for August 2008 is expected to exceed 7,000 Mcfe per day versus approximately 1,602 Mcfe per day for the same prior year period, representing a 337% increase. This increase is due to the new production wells coming on-line and the depressed 2007 results due to wells being shut in for maintenance and low gas prices.

Estimated production from our interest in the non-operated wells in the Sun Dog and Doty Mountain Units is expected to increase slightly due to 47 new Sun Dog wells being brought up to production.

The Company’s 2008 Catalina Unit drilling project is underway and is proceeding according to plan. We have drilled five producing wells and five injection wells to date. Rigs are moving onto the drilling sites to commence completions this week.

Richard Dole, Chairman of the Board of Double Eagle, commented: “Our August numbers continue to show the strength of our assets and realized production. August represents the 6th consecutive month of record production results, establishes a strong track record and evidences the success our management team has demonstrated in executing our development plan. We continue to see excellent production in our Catalina Unit from our newly drilled wells. We expect to add 24 new producing wells and up to an additional eight injection wells from our 2008 drilling program in the second half of 2008.”

Rockies Outlook

Natural gas prices in the Rockies have weakened considerably during the 3rd quarter, with the CIG daily spot price having dropped from $9.79 on June 30 to $ 2.06 as of September 3, 2008. Continued weakness during September is widely expected due to low regional gas demand and a significant reduction of pipeline capacity caused primarily by three weeks of hydrostatic testing on REX (Rockies Express).

Once the REX testing is completed in late September, throughput is expected to increase from 1.25 Bcf/d to its 1.5 Bcf/d capacity. An additional increase to 1.6 Bcf/d is expected in early 2009 as REX reaches into Lebanon, Ohio. By mid 2009, the next section of REX is scheduled to be in service to Clarington, Ohio, providing total capacity of 1.8 Bcf/d. In addition, the High Plains Pipeline Project scheduled for completion in the fall of 2008 will provide 899 Mmcf/d of pipeline capacity to serve approximately 2.9 million homes in the Colorado Front Range market area.

Double Eagle’s hedging program is designed to reduce its exposure to the extreme price weakness that currently exists. The Company currently has approximately 50 % of its current production priced under various hedging instruments.

Production from our 2008 Atlantic Rim drilling program is scheduled to begin in late 2008, after the REX testing has been completed and should coincide with colder weather which historically arrives in the Rockies in the later half of the fourth quarter. With additional pipeline capacity going into service, the pricing environment at that time could be considerably stronger.

The Company anticipates the completion of its midyear reserve report by mid September.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us